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                                                                  EXHIBIT 99(ii)

            SUMMARY DISCUSSION OF 1993 FULL YEAR UNAUDITED RESULTS

FISCAL YEAR 1993

Net earnings for 1993 were a record $1,358.9 million, an increase of $465.1 million (52%) above the $893.8 million reported for 1992. Results for 1993 include a non-recurring pretax lease charge in the first quarter totaling $103.0 million ($59.7 million after income taxes) related to the Company's decision not to occupy certain space at its World Financial Center Headquarters facility.
The 1993 results also reflect the early adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of this change in accounting principle reduced 1993 net earnings by $35.4 million. Revenues after interest expense ("net revenues") reached a record $10,558 million, up 23% over the $8,577 million reported in 1992. Total 1993 revenues advanced 24% to $16,588 million versus $13,413 million for the prior year.

    Commission revenues increased 19% in 1993 to $2,894 million due primarily to the continued growth of listed securities transactions, increases in sales of mutual funds and higher revenues from other commission categories. Commissions on listed securities benefited from higher trading volume and increases in average market prices. Mutual fund commissions benefited from increased sales of front-end funds. Strong 1992 sales led to an increase in 1993 distribution fees for deferred-charge funds, however, redemption fees declined from 1992 due to lower levels of redemptions. Interest and dividend revenues in 1993 were $7,099 million, up 22% from 1992. Interest expense (including dividend expense) rose 25% in 1993 to $6,030 million. As a result, in 1993 net interest and dividend profit advanced 10% to $1,069 million, compared to the $971 million reported in 1992. This increase in net interest and dividend profit resulted from the expansion of collateralized borrowing and lending activities, the increased use of interest-free funds due to a

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larger equity base, and decreased funding costs due to lower interest rates and improved credit ratings.

     Principal transactions revenues rose to record levels in 1993, up 35% to $2,920 million from the $2,166 million reported in 1992. Fixed-income and foreign exchange revenues, in the aggregate, increased on higher revenues from swaps and derivatives, corporate bonds and preferred stocks, and non-U.S. governments and agencies. These advances were somewhat offset by lower revenues from foreign exchange. In addition, 1993 mortgage-backed securities principal transactions revenues were essentially break-even; however net revenues including hedges and net interest, were positive, although significantly below 1992 levels. Equity trading revenues increased primarily due to higher volume and prices in over-the-counter and foreign equity markets. Investment banking revenues increased 23% to a record $1,831 million from the $1,484 million reported a year ago. Underwriting revenues benefited from the low interest rate environment, as corporations refinanced higher interest-bearing debt with lower rate issuances, or raised capital through equity offerings. Investor demand remained strong for equity and high-yield bond underwritings which offer the potential for higher returns compared with other investment alternatives. Asset management and portfolio service fees were also a record, advancing 24% to $1,558 million from the $1,253 million reported last year. Increased fees earned from asset management activities, the Merrill Lynch Consults (Registered Trademark) portfolio management service and other fee-based portfolio services businesses contributed to these favorable results. Asset management fees increased from 1992 due primarily to asset growth in stock and bond funds. Merrill Lynch Consults revenue increased due to the growth in the number of accounts and higher asset levels. Other revenues rose 1% to $285 million due to higher equity access fees generated from increased home equity loan activity, partially offset by net investment losses related primarily to provisions for merchant banking activities.

     Non-interest expenses totaled $8,133 million, up 17% from the $6,956 million in 1992.

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Excluding the 1993 first quarter non-recurring lease charge totaling $103.0 million, non-interest expenses were up 15%. Compensation and benefits expense, which represented approximately 65% of total non-interest expenses, increased 20% from 1992 due to higher production-related compensation, and increases in incentive compensation linked to the Company's improved profitability and return on common equity. Nevertheless, compensation and benefits expense, as a percentage of net revenues, declined to 49.8% from 50.9% in 1992. Facilities-related costs, including occupancy, communications and equipment rental, and depreciation and amortization, increased 13% from 1992 (3% excluding the non-recurring lease charge). Advertising and market development expenses increased 25% reflecting higher sales promotion and recognition program costs for Financial Consultants that are tied to increased business activity. In addition, travel costs were up as the increase in business volume required additional domestic and international travel, while favorable markets contributed to the expansion of certain discretionary national and local advertising campaigns. Professional fees increased 13% due to technology upgrades which required the use of system and management consultants, as well as higher employment agency fees. Brokerage, clearing and exchange fees were up 1% as a result of increased trading volume, while other expenses increased 5% principally as a result of additions to loss provisions related to litigation and claims.

     Income tax expense was $1,030 million versus $669 million in the prior year as the effective rate in 1993 rose to 42.5%, compared with 41.3% a year ago.
The higher effective tax rate in 1993 related to the increase in the Federal statutory rate from 34% in 1992 to 35% in 1993 due to legislation raising corporate income tax rates retroactive to January 1, 1993.

     The Company's Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend paid November 24, 1993 to stockholders of record in October 22, 1993.

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